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                                                                     Exhibit 4.5


THESE SECURITIES HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FOR NONPUBLIC OFFERINGS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, THESE SECURITIES MAY NOT BE RESOLD OR OTHERWISE DISPOSED OF UNLESS, IN THE OPINION OF COUNSEL FOR OR REASONABLY SATISFACTORY TO THE ISSUER, REGISTRATION UNDER THE APPLICABLE FEDERAL OR STATE SECURITIES LAWS IS NOT REQUIRED OR COMPLIANCE IS MADE WITH SUCH REGISTRATION REQUIREMENTS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

                     WARRANT TO PURCHASE UP TO [ ] SHARES OF
                   COMMON STOCK, PAR VALUE $.01 PER SHARE, OF

                           SIGHT RESOURCE CORPORATION

No.:                                                            July _____, 2001
    -------------------

THIS CERTIFIES THAT, _______________________ ("Holder"), for value received, or its registered assigns, is entitled to purchase, on the terms and subject to the conditions hereinafter set forth, from Sight Resource Corporation, a Delaware corporation or its successor or assigns (the "Company"), at any time, and from time to time, during the period beginning on the date hereof and ending on January _____, 2009, that number of shares (the "Warrant Shares") of common stock, par value One Cent ($0.01) per share, of the Company (the "Common Stock"), as determined in accordance with the provisions of Section 2 hereof.

         SECTION 1. EXERCISE PRICE. The exercise price per Warrant Share at which this Warrant (the "Warrant") may be exercised shall be equal to Twenty Cents ($0.20) per share of Common Stock (the "Exercise Price"), as adjusted from time to time in accordance with the provisions of Section 4.4 hereof.

         SECTION 2. EXERCISE OF WARRANT.

         2.1. Number of Warrant Shares for Which Warrant is Exercisable. The number of Warrants Shares for which this Warrant may be exercised at any time prior to its expiration shall be determined by (a) multiplying _____________ (__________) by the Exercise Price and (b) dividing the result by the reference price (the "Reference Price") initially equal to the Exercise Price or, in case an adjustment of the Reference Price has taken place pursuant to the provisions of Section 4 of this Warrant, then by the Reference Price as last adjusted and in effect at the date of any partial or full exercise of this Warrant.

         2.2. Procedure for Exercise of Warrant.

         (a) To exercise this Warrant in whole or in part, the Holder shall deliver to the Company, at its principal executive office (or such other office of the Company in the United States as the Company may designate by notice in writing to the Holder), (i) the Warrant Certificate attached hereto completed to specify the fraction of the Warrant which the Holder is electing to exercise,
(ii) consideration in an amount equal to the aggregate Exercise Price of the

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Warrant Shares being purchased, consisting of (A) cash or a certified or official bank check, payable to the order of the Company, (B) cancellation by the Holder of indebtedness of the Company to the Holder, or (C) a combination of
(A) and (B) above, and (iii) if this Warrant is being exercised in whole or the last fraction of this Warrant is being exercised, this Warrant.

         (b) Notwithstanding any provisions herein to the contrary, if the fair market value ("FMV") of one share of Common Stock is greater than the Exercise Price for one share of Common Stock (at the date of calculation, as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company, together with the properly endorsed Warrant Certificate, substantially in the form as attached hereto, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

                                WS = WCS (FMV-EP)
                                     ------------
                                       FMV

WHERE:

WS       equals the number of Warrant Shares to be issued to the Holder

WCS equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

FMV equals the fair market value of one share of Common Stock (at the date of such calculation)

EP equals the per share Exercise Price (as adjusted to the date of such calculation) of the Warrant

For purposes of the above calculation, the FMV of one share of Common Stock shall be determined in accordance with the provisions of Section 2.3 hereof. Notwithstanding the foregoing, where there exists a public market for the Common Stock at the time of such exercise, the FMV per share shall be equal to the average of the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market, Nasdaq Small Cap Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal for the five (5) trading days prior to the date on which the Warrants are delivered to the Company. Upon the Company's receipt of the Warrant Certificate, the Warrant, or both, as applicable, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder, and the Company shall, as promptly as practicable, and in any event within five (5) business days thereafter, execute or cause to be executed and delivered to the Holder, or as the Holder may direct, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said Warrant Certificate. Each stock certificate so delivered shall be in such denomination as may be requested by the Holder. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of said stock

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certificate or certificates, deliver to the Holder a certificate evidencing the fraction of this Warrant which remains exercisable. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 2.2, except that, in case such stock certificates shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all stock transfer taxes, if any, which shall be payable upon the execution and delivery of such stock certificate or certificates, shall be paid by the Holder to the Company at the time of delivering this Warrant to the Company as mentioned above.

         2.3 Fair Market Value. Except as set forth above, for determining the FMV of one share of Common Stock in connection with a "net exercise" pursuant to the provisions of Section 2.2 hereof, the following shall apply:

         (a) Agreement of the Company and the Holder. If the Company and the Holder can agree in writing as to the FMV, such agreed value shall be the FMV. If no agreement on the FMV can be reached within five (5) days from the date of the exercise of this Warrant, then the FMV shall be determined pursuant to subsection (b) below.

         (b) Third Party Appraisal. If the FMV is not agreed upon as provided in subsection (a) above within the period therein stated, then five (5) days thereafter, an appraiser or appraisers shall be jointly selected by the Company and the Holder, and the determination of such jointly selected appraiser or appraisers as to the FMV shall be binding and conclusive upon all parties. If the Company and the Holder are unable to reach an agreement as to an appraiser, the provisions of subsection (c) below shall apply. For purposes of this subsection (b), the FMV shall take into account, among other things, earnings and book value of the Company, but shall not take into account any minority stockholder, marketability or other such discount.

         (c) Additional Appraiser. If the Company and the Holder do not agree upon the selection of an appraiser or appraisers, as provided in subsection (b) within the period therein stated, then, within three (3) days after the expiration of the five (5) day period provided for in subsection (b) above, each of the Company and the Holder shall deliver, by written notice to the other, a list of three appraisers and each of the Company and the Holder shall select one
(1) appraiser from the list delivered by the other. In the event either party fails to deliver a list of appraisers or to select an appraiser from such list within said three (3) day period, the other party may select an appraiser from its list and such appraiser shall serve as the sole appraiser. Each of the appraisers so selected shall, within ten (10) days of being selected, determine the FMV. In the event the lower of the two (2) appraisals is at least ninety percent (90%) of the higher appraisal, then the FMV shall be equal to the average of the two (2) appraisals. In the event that the lower of the two (2) appraisals is less than ninety percent (90%) of the higher appraisal, then the two (2) appraisers shall appoint a third appraiser within three (3) days after the end of said ten (10) day period, and such third appraiser shall, within ten
(10) days of being selected, determine the FMV.

         The FMV shall be equal to the average of (x) the third appraisal and
(y) whichever of the first two appraisals is closest in dollars to the third appraisal or equal to the third appraisal if such

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appraisal is mid-way between the first two appraisals. The determination of such appraiser shall be determinative of the FMV and shall be binding, final and conclusive on the Company and the Holder.

         (d) Costs of Appraisals. The parties shall share equally the entire cost of any appraisals hereunder.

         2.4. Transfer Restriction Legend. This Warrant and each certificate for Warrant Shares initially issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered under the Securities Act of 1933, as amended (the "Act'), shall bear the following legend (and any additional legend required by any securities exchange upon which Common Stock may, at the time of such exercise, be listed and any applicable state securities administration or commission) on the face thereof

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH LAWS, OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO SIGHT RESOURCE CORPORATION, AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         2.5. Acknowledgment of Continuing Obligation. The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which the Holder shall continue to be entitled after such exercise in accordance with this Warrant, provided, that the failure of the Holder to make any such request shall not affect the continuing obligation of the Company to the Holder in respect of such rights.

         2.6. Investment Representation. The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and, upon exercise, the Warrant Shares, are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment and that the Holder will not offer, sell, transfer, assign or otherwise dispose of this Warrant or the Warrant Shares issued upon exercise hereof, unless registered under the Act and applicable state securities laws or pursuant to an opinion of counsel reasonably satisfactory to the Company that an exemption from registration under such laws is available. Upon exercise of this Warrant, if the Warrant Shares shall not then be registered pursuant to an effective registration statement, the Holder shall, if requested by the Company, confirm, in writing, in a form reasonably satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder's own account and not as a nominee for any party for investment.

         2.7. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current FMV of a share, determined in accordance with the provisions of Section 2.3 hereof.

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         2.8 Accredited Investor: Experience: Risk. The Holder is an accredited investor within the definition of Regulation D of the Act. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of purchase of the Warrants and the Warrant Shares.

         SECTION 3. OWNERSHIP, TRANSFER.

         3.1. Ownership of this Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided in this Section 3.

         3.2. Exchange, Transfer and Replacement. This Warrant or any Warrant substituted herefore is exchangeable upon the surrender hereof by the Holder to the Company at its office or agency for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the portion of this Warrant exchanged as shall be designated by the Holder at the time of such surrender. Subject to the terms of this Warrant, this Warrant or any warrant substituted herefore and all rights hereunder or thereunder are transferable in whole or in part upon the books of the Company by the Holder in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant duly endorsed at said office or agency of the Company. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any warrant substituted herefore, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant or any warrant substituted herefore, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant or any warrant substituted herefore shall be promptly canceled, and new warrant(s) shall be promptly issued by the Company upon the surrender hereof in connection with any exchange, transfer or replacement. The Company shall pay all expenses, taxes (other than stock transfer taxes and income taxes) and other charges payable in connection with the preparation, execution and delivery of a new Warrant or Warrant Shares pursuant to this
Section 3.

         SECTION 4. ADJUSTMENT OF REFERENCE PRICE.

         4.1. Adjustment of Reference Price. If and whenever the Company shall issue or sell, or if it is, in accordance with Section 4.2(a) through 4.2(c) hereof, deemed to have issued or sold any Securities of the Company for no consideration or for a consideration per share less than the applicable Reference Price in effect immediately prior to the time of such issuance or sale (such issuance being referred to as a "Dilutive Issuance'), then, forthwith upon such issue or sale, the Reference Price shall be adjusted by multiplying the Reference Price in effect immediately prior to the Dilutive Issuance by the fraction:

                                       X+Y
                                       ---

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                                       X+Z

WHERE:

X equals the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance;

Y equals the number of shares of Common Stock of the Company which the aggregate net consideration received by the Company in the Dilutive Issuance would have purchased at the Reference Price in effect immediately before the Dilutive Issuance; and

Z equals the number of shares of Common Stock of the Company issued or deemed issued in the Dilutive Issuance.

By way of illustration, but not limitation, of the foregoing, assume that (a) Ten Million (10,000,000) shares of Common Stock are issued and outstanding as of the date of the Dilutive Issuance, (b) the Reference Price is equal to Twenty Cents ($0.20). If the Company were to issue Five Hundred Thousand (500,000) shares of Common Stock at a per share price of Ten Cents ($0.10), then the Reference Price and the number of Warrant Shares evidenced by this certificate would be adjusted as follows:

         250,000 equals the number of shares of Common Stock which the aggregate net consideration received by the Company in the Dilutive Issuance would have purchased at the Reference Price in effect immediately before the Dilutive Issuance, calculated as follows: 500,000 shares x ($0.10 / $0.20) = 250,000 shares.

         500,000 equals the number of shares of Common Stock issued or deemed issued in the Dilutive Issuance.

         Therefore, the new Reference Price is equal to $0.195 calculated as follows: ($0.20) x (10,000,000 + 250,000) / (10,000,000 + 500,000) = $0.195.

For purposes of this Section 4, "Securities" means shares of Common Stock of the Company and any securities or other rights convertible or exchangeable into or exercisable for shares of Common Stock; provided, however, "Securities" shall not include (i) Common Stock issued or issuable upon conversion of the Convertible Preferred Stock issued to Holder; (ii) Common Stock issued or issuable upon exercise of the Warrants issued to Holder, (iii) securities issued by the Company as part of any public offering pursuant to an effective registration statement under the Securities Act; (iv) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (v) equity securities and options to purchase equity securities issued to management, directors or employees of or consultants to the Company pursuant to plans outstanding as of the date hereof, (vi) equity securities and options to purchase equity securities issued in accordance with additional stock option or similar plans approved by the Board or any class of stockholders, as required; (vii) securities issued in connection with any merger or acquisition by the Company; and (viii) Common Stock or other securities issued or issuable upon conversion of rights, options, warrants or convertible securities issued and outstanding prior to the date hereof.

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         4.2 For purposes of Section 4 hereof, the following Sections 4.2(a)
through 4.2(g) shall also be applicable:

         (a) Issuance of Rights or Options. In case at any time after the date of this Warrant the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (warrants, rights or options being called "Options" and convertible or exchangeable stock or securities being called "Convertible Securities') whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the effective price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Reference Price in effect immediately prior to such Dilutive Issuance, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such effective price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding and the Reference Price shall be adjusted in accordance with Section 4.1. Except as otherwise provided in
Section 4.2(c) hereof, no further adjustment of the Reference Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

         (b) Issuance of Convertible Securities. In case at any time after the date of this Warrant the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the effective price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issued or issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Reference Price in effect immediately prior to such Dilutive Issuance, then the total maximum number of shares of Common Stock issued or issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such effective price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding and the Reference Price shall adjust in accordance with Section 4.1. Except as otherwise provided in Section 4.2(c) hereof, no further adjustment of the Reference Price shall be

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made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Reference Price have been or are to be made pursuant to other provisions of this Section 4.2, no further adjustment of the Reference Price shall be made by reason of such issuance or sale.

         (c) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, after the date of this Warrant, namely, if (i) the purchase price provided for in any Option referred to in Section 4.2(a) hereof,
(ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 4.2(a) or 4.2(b) hereof, or (iii) the rate at which Convertible Securities referred to in Section 4.2(a) or 4.2(b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Reference Price at the time of such event shall forthwith be readjusted upward or downward in accordance with Section 4.1 to the Reference Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

         (d) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the value of the consideration other than cash received by the Company shall be deemed to be the net fair value of such consideration as determined in good faith unanimously by the Board of Directors. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith unanimously by the Board.

         (e) Subdivision or Combination of Shares. If the Company, at any time while this Warrant is outstanding, shall subdivide or combine any class or classes of its Common Stock, the Reference Price shall be proportionately reduced, in case of subdivision of shares, to reflect the increase in the total number of shares of Common Stock outstanding as a result of such subdivision, as at the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, to reflect the reduction in the total number of shares of Common Stock outstanding as a result of such combination, as at the effective date of such combination.

         (f) Stock Dividends. If the Company, at any time while this Warrant is outstanding, shall pay a dividend in, or make any other distribution of, Common Stock, the Reference Price shall be adjusted, (as at the date of such payment or other distribution), to that price determined by multiplying the Reference Price in effect immediately prior such payment or other distribution, by a fraction
(i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Company paid cash for

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fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with said dividends).

         (g) Treasury Shares. The disposition of any shares of Common Stock owned or held by or for the account of the Company shall be considered an issue or sale of Common Stock for the purpose of this Section 4.2.

         4.3 Reorganization, Reclassification, Recapitalization Consolidation, Merger or Sale. If any capital reorganization, reclassification or recapitalization of the capital stock of the Company, or consolidation or merger of the Company, or sales of all or substantially all of its assets to another person or entity, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, recapitalization, consolidation, sale or merger, lawful and adequate provisions shall be made whereby the Holder of this Warrant and the holders of any Warrants issued pursuant to Section 3.2 (collectively, the "Warrants") shall thereupon have the right and option to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Warrant Shares, such shares of stock, securities, cash, other security, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of Warrant Shares as would have been received upon exercise of the Warrants at the Reference Price then in effect immediately before such reorganization, reclassification, recapitalization, consolidation, sale or merger, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Warrants to the end that the provisions of the Warrants (including without limitation provisions for adjustments of the applicable Reference Price) shall thereafter be applicable, as nearly as may be practicable, in relation to such rights to acquire shares of stock, securities or other consideration delivered in connection with such reorganization, reclassification, recapitalization, consolidation, sale or merger of the Company. Prior to the consummation of any reorganization, consolidation or merger or sale of assets of the Company, the successor corporation resulting from such reorganization, consolidation or merger, or the purchaser of such assets, shall agree in writing to be bound by the provisions hereof.

         4.4 Adjustment of the Exercise Price. Upon any adjustment in the number of Warrant Shares purchasable pursuant to this Warrant as the result of the provisions of this Section 4, the Exercise Price per share shall be adjusted so that the adjusted Exercise Price shall be equal to the aggregate Exercise Price payable with respect to all Warrant Shares on the date hereof divided by the adjusted number of Warrant Shares then purchasable hereunder as determined pursuant to the provisions of this Section 4.

         4.5 Minimum Level for Adjustments. Notwithstanding any provision to the contrary contained herein, no adjustment of the Reference Price shall be made if the amount of said adjustment shall aggregate less than one cent ($0.01); provided however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall aggregate at least one cent ($0.01).

         4.6 Notice of Adjustment. When any adjustment is required to be made in the Reference Price, the Company shall promptly mail to the Holder a certificate setting forth the Reference Price after

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such adjustment and setting forth a brief statement of the facts requiring such adjustment. Delivery of such certificate shall be deemed to be a final and binding determination with respect to such adjustment unless challenged by the Holder within ten (10) days of receipt thereof. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 4.

         SECTION 5. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that:

         5.1. Reservation of Shares. The Company will reserve and set apart and have at all times, free from pre-emptive rights, a number of shares of authorized but unissued Common Stock deliverable upon the exercise of the Warrants or of any other rights or privileges provided for herein sufficient to enable it at any time to fulfill all its obligations hereunder.

         5.2. Avoidance of Certain Actions. The Company will not, by amendment of its organizational documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all of the provisions of the Warrants and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Warrants against dilution or other impairment.

         5.3. Governmental Approvals. If any shares of Common Stock required to be reserved for the purposes of exercise of the Warrants require registration with or approval of any governmental authority under any Federal law (other than the Act) or under any state law before such shares may be issued upon exercise of the Warrants, the Company will, at its expense, as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be.

         5.4. Binding on Successors. The Warrants shall be binding upon all successors and assigns of the Company and its reorganization.

         5.5 Nonassessable. The Company covenants and agrees that the shares of Common Stock issuable hereunder, will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges with respect to the issuance thereof imposed by or through the Company.

         SECTION 6. NOTIFICATIONS BY THE COMPANY. In case at any time:

         (a) the Company shall declare any dividend payable in stock upon Common Stock or make any distribution to the holders of the Common Stock;

         (b) the Company shall propose to make an offer for subscription pro rata to the holders of its Common Stock of any additional shares of stock of any class or other rights;

         (c) there shall be proposed any other transaction of a type referred to in Section 4 hereof, or

         (d) there shall be proposed a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of such cases, the Company shall give written notice to the Holder of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights, or other transaction, and (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, other transaction, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for, or receive in respect of their Common Stock, securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, other transaction, liquidation, or winding-up, as the case may be. Such written notice shall be given not less than five (5) Business days prior to the taking of the action in question.

         SECTION 7. NOTICES. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered at, or sent by certified or registered mail to each Holder at the address listed in the stock records of the Company or to such other address as shall have been furnished to the Company in writing by such Holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to, the principal office of the Company, at 6725 Miami Avenue, Cincinnati, Ohio 45203-54234, Attention: Carene S. Kunkler or such other name or address as shall have been furnished to the Holder by the Company.

         SECTION 8. LIMITATION OF LIABILITY. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         SECTION 9. GOVERNING LAW. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

         SECTION 10. REGISTRATION RIGHTS. The issued Securities shall be subject to all of the rights and obligations set forth in that certain Registration Rights Agreement by and among the Company, the Holder and certain affiliates of the Holder of even date herewith.

         SECTION 11. MISCELLANEOUS. No term of this Warrant may be amended, except with the joint written consent of the Holder and the Company. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

                             Signature Page Follows

         IN WITNESS WHEREOF, Sight Resource Corporation has caused this Warrant to be signed by its duly authorized officer under its corporate seal, attested by its duly authorized officer, on the date first above written.

ATTEST:                                     SIGHT RESOURCE CORPORATION

By:                                         By:
   -------------------------------             ---------------------------------

Name:                                       Name:
     -----------------------------               -------------------------------

Title:                                      Title:
      ----------------------------                ------------------------------



(SEAL)

                                   ASSIGNMENT

            TO BE EXECUTED BY THE REGISTERED HOLDER IF IT DESIRES AND

                 IS PERMITTED TO TRANSFER THE WITHIN WARRANT OF

                           SIGHT RESOURCE CORPORATION

         FOR VALUE RECEIVED______________________________ hereby sells, assigns and transfers unto _______________________ the right to purchase ___________ of the number of shares of Common Stock covered by the within Warrant, and does hereby irrevocably constitute and appoint _________________ Attorney to transfer the said Warrant on the books of the Company (as defined in said Warrant) with full power of substitution.

Signature:                                       (SEAL)
          ---------------------------------------

                                   Address:
                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------




Dated:
      ---------------------




In the presence of:                [Name of Institution]

                                   By:
---------------------------           -----------------------------------------



                                     NOTICE

         The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

                               WARRANT CERTIFICATE

                     TO BE EXECUTED BY THE REGISTERED HOLDER

                 IF IT DESIRES TO EXERCISE THE WITHIN WARRANT OF

                           SIGHT RESOURCE CORPORATION

         The undersigned hereby irrevocably exercises the right to purchase shares of Common Stock obtainable by exercise of ____________ % of the within Warrant, according to the conditions thereof and herewith makes payment of the Exercise Price for such shares in full.

                                       Signature                          (SEAL)
                                                --------------------------
                                       Address:
                                               ---------------------------

                                               ---------------------------


Dated:
      ----------------------------

In the presence of:                            [Name of Institution]



                                               By:
                                                  ------------------------